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EXHIBIT 99(b)


To The Shareholders and Board of Directors of Financial Security Assurance Holdings Ltd.:

     We have audited the consolidated balance sheet of Financial Security Assurance Holdings Ltd. and Subsidiaries as of December 31, 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the year then ended (not presented separately herein). These financial statements are the responsibility of the management of Financial Security Assurance Holdings Ltd. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above (not presented separately herein) present fairly, in all material respects, the consolidated financial position of Financial Security Assurance Holdings Ltd. and Subsidiaries at December 31, 1996, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                       Coopers & Lybrand L.L.P.

New York, New York
January 24, 1997